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                                                                      EXHIBIT 23

                        INDEPENDENT ACCOUNTANTS' CONSENT



The Board of Directors
AirGate PCS, Inc.:


We consent to the incorporation by reference in the registration statement (No. 333-34416) on Form S-8 of AirGate PCS, Inc. of our reports dated November 10, 2000, relating to the consolidated balance sheets of AirGate PCS, Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended September 30, 2000, the nine months ended September 30, 1999, and the year ended December 31, 1998 and the related financial statement schedule, which reports appear in the September 30, 2000, annual report on Form 10-K of AirGate PCS, Inc.


/s/ KPMG LLP

Atlanta, Georgia
December 15, 2000